EXHIBIT B

                                OFFER TO PURCHASE
                      MELLON OPTIMA L/S STRATEGY FUND, LLC
                                ONE BOSTON PLACE
                                BOSTON, MA 02108

                  OFFER TO PURCHASE $35,000,000 IN OUTSTANDING
             LIMITED LIABILITY COMPANY INTERESTS AT NET ASSET VALUE
                              DATED MARCH 27, 2009

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, APRIL 27, 2009,
                          UNLESS THE OFFER IS EXTENDED

To the Investors of

Mellon Optima L/S Strategy Fund, LLC:

Mellon Optima L/S Strategy Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer") up to $35,000,000 in interests in the Fund (the "Interests") or portions thereof pursuant to tenders by investors at a price equal to their estimated net asset value as of June 30, 2009, if the Offer expires on April 27, 2009. If the Fund elects to extend the tender period for any reason, for the purpose of determining the purchase price for tendered Interests, the estimated net asset value of such Interests will be determined at the close of business on the last business day of the month occurring at least 60 days after the date in which the tender offer actually expires. (As used in this Offer, the term "Interest," or "Interests," as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) This Offer is being made to all investors of the Fund and is not conditioned on any minimum aggregate amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Amended and Restated Limited Liability Company Agreement dated as of April 29, 2005 (the "LLC Agreement").

Investors should realize that the value of the Interests tendered in this Offer likely will change between February 27, 2009 (the last time estimated net asset value was calculated) and March 31, 2009 (the next time estimated net asset value will be calculated) and June 30, 2009, the date on which the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests. Investors should also note that although the tender offer expires on April 27, 2009, they remain investors in the Fund with respect to Interests tendered and purchased until June 30, 2009, the date on which the estimated net asset value of their Interests is calculated. Until the effective date of the purchase by the Fund of an investor's Interests, investments represented by such Interests remain subject to the risks inherent in the Fund. The Fund determines the estimated net asset value at the close of business at the end of each fiscal period, based upon information it receives from the managers of the investment funds in which the Fund invests, and may determine the estimated net asset value more frequently. Any tendering investors that wish to obtain the most current estimated net asset value of their Interests on this basis should contact Mellon Hedge Advisors LLC, the Fund's investment adviser ("MHA" or the "Adviser"), at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Investors desiring to tender all or any portion of their Interest in the Fund in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal (the last page will suffice) and mail or fax it to the Fund in the manner set forth below.

                                    IMPORTANT

NEITHER THE FUND, NOR THE ADVISER, NOR ANY OF THE DIRECTORS MAKES ANY RECOMMENDATION TO ANY INVESTOR AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. CERTAIN AFFILIATES OF THE ADVISER MAY SERVE AS INVESTMENT MANAGERS TO INVESTORS WITH RESPECT TO INTERESTS, AND IN SUCH CAPACITY MAY MAKE RECOMMENDATIONS TO THEIR CLIENTS BASED ON THE CLIENT'S INDIVIDUAL FINANCIAL CIRCUMSTANCES, BUT NOT IN ANY CAPACITY WITH RESPECT TO THE FUND. NO AFFILIATE OF THE ADVISER OTHERWISE MAKES ANY RECOMMENDATION WITH RESPECT TO THIS TENDER OFFER. INVESTORS (OR THEIR INVESTMENT MANAGERS) MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH INVESTOR'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED BY THE FUND TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Adviser.

                            Mellon Hedge Advisors LLC
                                One Boston Place
                                    024-0071
                                Boston, MA 02108
                              Phone: (877) 257-0004
                               Fax: (617) 722-7367
                        Attention: Anthony J. Mastrocola

                                TABLE OF CONTENTS

                                                               PAGE
                                                               ----
        1  Background and Purpose of the Offer.                 3
        2  Offer to Purchase and Price.                         3
        3  Amount of Tender.                                    3
        4  Procedures for Tenders.                              4
        5  Withdrawal Rights.                                   4
        6  Purchases and Payment.                               4
        7  Certain Conditions of the Offer.                     5
        8  Certain Information About the Fund.                  5
        9  Certain Federal Income Tax Consequences.             5
        10 Treasury Regulations.                                6
        11 Miscellaneous.                                       6

                               SUMMARY TERM SHEET

- The Fund will buy your Interests at their estimated net asset value (that is, the estimated value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to sell). This offer will remain open until midnight on April 27, 2009. Estimated net asset value will be calculated for this purpose on June 30, 2009.

- To make sure that the estimated net asset value is the same as the actual net asset value, we will check it during the Fund's audit for fiscal year ending March 31, 2010, which we expect will be completed by the end of May 2010. If the Fund accepts your tender, then shortly after the expiration of the offer period, the Fund will give you a promissory note that will be held for you by SEI Investments Management Corporation, the Fund's transfer agent ("SEI"), entitling you to receive an amount equal to 95% of the estimated net asset value as of June 30, 2009 of your Interest so tendered and accepted (the "Initial Payment"). We will pay you the Initial Payment in cash by approximately July 31, 2009. The note will also entitle you to receive a contingent amount (the "Contingent Payment") equal to the excess, if any, of: (a) the net asset value as of June 30, 2009 of the Interest so tendered and accepted, as such value may be adjusted based on the audit of the Fund's financial statements as of March 31, 2010, over (b) the Initial Payment. Any amounts payable under the note will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 5% of the estimated unaudited net asset value of Interests tendered by the investor and accepted by the Fund.

- Following this summary is a formal notice of our offer to purchase your Interests. Our offer remains open to you until midnight on April 27, 2009. Until this time, you have the right to change your mind and withdraw your Interests from consideration for purchase. If we do not accept your interests by midnight on April 27, 2009, you may still withdraw your Interests at any time after May 25, 2009, assuming your offer has not been accepted.

- If you would like us to purchase your Interests, you should mail or fax a Letter of Transmittal (the last page of the letter will suffice), enclosed with our offer, to MHA at the address/fax number listed on page 1 of this Offer to Purchase, so that it is received before midnight, April 27, 2009. If you choose to fax the Letter of Transmittal, you should mail the original last page of the Letter of Transmittal to MHA promptly after you fax it (although the original page does not have to be received before midnight, April 27, 2009). Of course, the estimated value of your Interests is likely to change between February 27, 2009 (the last time estimated net asset value was calculated) and March 31, 2009 (the next time estimated net asset value will be calculated) and June 30, 2009 (when the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests). The estimated net asset value of your Interests is determined at the close of business at the end of each fiscal period and may be determined more frequently.

- If you would like to obtain the most current estimated net asset value of your Interests, you may contact MHA, at the phone number or address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

- Please realize that although the tender offer expires on April 27, 2009, you remain an investor in the Fund with respect to Interests tendered and purchased until June 30, 2009, when the estimated net asset value of your Interests is calculated. For as long as you remain an investor in the Fund, your investment will be subject to the risks inherent in the Fund.

- IF YOU ELECT TO TENDER, IT IS YOUR RESPONSIBILITY TO CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH MHA. TO ASSURE GOOD DELIVERY, PLEASE SEND THE LETTER OF TRANSMITTAL TO MHA AND NOT TO YOUR PORTFOLIO MANAGER.

1. BACKGROUND, PURPOSE OF THE OFFER, AND PLAN. The purpose of the Offer is to provide liquidity to investors who hold Interests as contemplated by the Confidential Memorandum of Mellon Optima L/S Strategy Fund, LLC, dated August 2008, (as supplemented or amended from time to time, the "Confidential Memorandum"), and the LLC Agreement. The Confidential Memorandum and the LLC Agreement provide that the Directors have the discretion to determine whether the Fund will repurchase Interests from investors from time to time pursuant to written tenders. The Confidential Memorandum also states that the Adviser expects that generally it will recommend to the Directors that the Fund repurchase Interests from investors twice each year. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Directors have determined, after consideration of various matters, including, but not limited to, those set forth in the Confidential Memorandum, that the Offer is in the best interests of investors of the Fund to provide liquidity for Interests as contemplated in the Confidential Memorandum and the LLC Agreement. The Directors intend to consider the continued desirability of the Fund making an offer to purchase Interests twice each year (currently anticipated to be near mid-year and year-end), but the Fund is not required to make any such offer.

     The purchase of Interests pursuant to the Offer will have the effect of decreasing the size of the Fund and increasing the proportionate interest in the Fund of investors who do not tender Interests. A reduction in the aggregate assets of the Fund may result in investors who do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.

     Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund expects to issue new Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended

     The Directors called a Special Meeting of the members to be held on November 17, 2008 for the purpose of recommending a new slate of directors for election. On or about October 10, 2008, the Fund sent to all members of record as of September 1, 2008 a notice and proxy statement in connection with the Special Meeting which contained relevant information regarding the nominees and the current Directors' recommendation to members that they vote for the election of these nominees to serve in their stead. At the meeting, the following nominees were elected in place of the current
     Directors: Robert Bowen, Robert J. Dwyer, Carla Diane Hunter, Arthur Williams III, Rodney S. Yanker, and Newton P.S. Merrill. These individuals assumed their roles on or about December 1, 2008.

2. OFFER TO PURCHASE AND PRICE. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to $35,000,000 of those outstanding Interests that are properly tendered by and not withdrawn (in accordance with Section 5 below) before 12:00 midnight, Eastern Time, April 27, 2009 (such time and date being hereinafter called the "Initial Expiration Date"). The later of the Initial Expiration Date or the latest time and date to which the Offer is extended hereinafter is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the close of business on June 30, 2009 or such later date as determined by the Board of Directors of the Fund if the Offer is extended (the "Valuation Date"), payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date as a result of any extension of the Offer. The table below shows the estimated unaudited net asset value, as of March 1, 2009, of an initial capital contribution of $250,000 made as of the dates on which initial investments in the Fund were accepted:

MONTH $250,000 CONTRIBUTION MADE   UNAUDITED NET ASSET VALUE AS OF MARCH 1, 2009
--------------------------------   ---------------------------------------------
May 1, 2005                        $278,373
June 1, 2005                       $275,385
July 1, 2005                       $270,749
August 1, 2005                     $264,603
September 1, 2005                  $261,377
October 1, 2005                    $256,516
November 1, 2005                   $262,394
December 1, 2005                   $257,123
January 1, 2006                    $251,588
February 1, 2006                   $243,784
March 1, 2006                      $242,198
April 1, 2006                      $237,233
May 1, 2006                        $236,001
June 1, 2006                       $242,772
July 1, 2006                       $246,464
August 1, 2006                     $248,905
September 1, 2006                  $245,394
October 1, 2006                    $244,158
November 1, 2006                   $237,858
December 1, 2006                   $231,595
January 1, 2007                    $228,754
February 1, 2007                   $225,460
March 1, 2007                      $226,533
April 1, 2007                      $223,879
May 1, 2007                        $219,939
June 1, 2007                       $213,433
July 1, 2007                       $213,808
August 1, 2007                     $214,653
September 1, 2007                  $216,161
October 1, 2007                    $209,039
November 1, 2007                   $202,150
December 1, 2007                   $205,010
January 1, 2008                    $202,989
February 1, 2008                   $215,122
March 1, 2008                      $212,905
April 1, 2008                      $218,207
May 1, 2008                        $213,914
June 1, 2008                       $207,100
July 1, 2008                       $209,150

August 1, 2008                     $217,256
September 1, 2008                  $219,140
October 1, 2008                    $236,143
November 1, 2008                   $248,013
December 1, 2008                   $250,064
January 1, 2009                    $252,218
February 1, 2009                   $249,850
March 1, 2009                      $250,000

     As of the close of business on February 27, 2009, there was approximately $546,046,305 in capital of the Fund held in Interests (based on the unaudited estimated net asset value of such Interests). Investors may obtain monthly estimated net asset value information, which the Fund calculates based upon the information it receives from the investment managers of the portfolio funds in which the Fund invests, until the expiration of the Offer, by contacting the Adviser at the telephone number or address set forth on page 1, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time). Of course, the estimated value of the Interests tendered by the investors likely will change between February 27, 2009 (the last time estimated net asset value was calculated) and March 31, 2009 (the next time estimated net asset value will be calculated) and June 30, 2009 (when the value of the Interests tendered by investors will be determined for purposes of calculating the purchase price of such Interests) and the time that investors will cease to be investors in the Fund with respect to Interests tendered and purchased. The Fund has not made and does not expect to make any distributions of gains or income.

3. AMOUNT OF TENDER. Subject to the limitations set forth below, investors may tender their entire Interest or a portion of their Interest. However, an investor who tenders for repurchase only a portion of such investor's Interest shall be required to maintain a capital account balance equal to $50,000. If an investor tenders an amount that would cause the investor's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such investor so that the required minimum balance is maintained. Also, the minimum amount of any such individual tender shall be $50,000 (unless the investor is tendering the investor's entire interest having a lower value) and the Fund reserves the right to reject any tender for less than this amount. The Offer is being made to all investors of the Fund and is not conditioned on any minimum aggregate amount of Interests being tendered.

     If the amount of the Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $35,000,000 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than $35,000,000 in Interests are duly tendered to the Fund before the expiration of the Offer and not withdrawn pursuant to Section 5 below, the Fund will, in its sole discretion, either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate estimated net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below. NEITHER THE ADVISER, NOR ANY OF ITS AFFILIATES, NOR ANY OFFICER OR DIRECTOR OF THE FUND INTENDS TO TENDER ANY INTERESTS. HOWEVER, CERTAIN AFFILIATES OF THE ADVISER MAY SERVE AS INVESTMENT MANAGERS TO INVESTORS WITH RESPECT TO INTERESTS, AND IN SUCH CAPACITY MAY TENDER INTERESTS ON BEHALF OF THOSE CLIENTS BASED ON SUCH CLIENT'S INDIVIDUAL FINANCIAL CIRCUMSTANCES.

4. PROCEDURE FOR TENDERS. Investors wishing to tender Interests pursuant to the Offer should mail a completed and executed Letter of Transmittal (the last page will suffice) to MHA, to the attention of Anthony J. Mastrocola, at the address set forth on page 1, or fax a completed and executed Letter of Transmittal to MHA, also to the attention of Anthony J. Mastrocola, at the fax numbers set forth on page 1. The completed and executed Letter of Transmittal must be received by MHA, either by mail or by fax, no later than the Expiration Date. The Fund recommends that all documents be submitted to MHA by certified mail, return receipt requested, or by facsimile transmission. An investor choosing to fax a Letter of Transmittal to MHA must also mail the original completed and executed Letter of Transmittal (the last page will suffice) to MHA promptly thereafter. If an investor elects to tender, it is the tendering investor's responsibility to confirm receipt of the Letter of Transmittal or other document with MHA.

     Investors wishing to confirm receipt of a Letter of Transmittal may contact MHA at the address and phone number set forth on page 1. The method of delivery of any documents is at the election and complete risk of the investor tendering an Interest, including, but not limited to, the failure of MHA to receive any Letter of Transmittal or other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Adviser nor Directors of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5. WITHDRAWAL RIGHTS. Any investor tendering an Interest pursuant to this Offer may withdraw its tender at any time on or before the Expiration Date and, if Interests have not then been accepted by the Fund, at any time after May 25, 2009. To be effective, any notice of withdrawal must be timely received by MHA at the address or fax numbers set forth on page 1. A form to use to give notice of withdrawal is available by calling MHA at the phone number indicated on page 1. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Interests properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered prior to the Expiration Date by following the procedures described in Section 4.

6. PURCHASES AND PAYMENT. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives oral or written notice to the tendering investor of its election to purchase such Interest. As stated in Section 2 above, the purchase price of an Interest tendered by any investor will be the net asset value thereof as of the close of business on the Valuation Date. The estimated net asset value will be determined after all allocations to capital accounts of the investors required to be made by the LLC Agreement have been made.

     Payment for Interests that have been tendered and accepted will consist initially of a promissory note (the "Note"). The Note will entitle the tendering Investor to be paid cash in an aggregate amount equal to 95% of the estimated unaudited net asset value of Interests tendered by the investor and accepted by the Fund, determined as of the Valuation Date (the "Initial Payment"). The Initial Payment will be made by approximately July 31, 2009. The Note will be held for each tendering investor by SEI and will be executed and delivered to SEI within approximately ten days after the Expiration Date and will not be transferable. The Note will also entitle the tendering Investor to be paid a contingent amount equal to the excess, if any, of (a) the net asset value of the Interests tendered by the investor and accepted by the Fund as of the Expiration Date, determined as of the Valuation Date, based on the audited financial statements of the Fund for fiscal year ending March 31, 2010 over (b) the Initial Payment (such amount, the "Contingent Payment"). The Contingent Payment will be made (in the manner set forth below) within approximately ten days after completion of the audit of the financial statements of the Fund for fiscal year ending March 31, 2010, or on such earlier date as the Fund's Directors may determine. It is anticipated that the audit of the Fund's financial statements for fiscal year ending March 31, 2010 will be completed by no later than 60 days after the end of the fiscal year. Any amounts payable under the Note will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 5% of the estimated unaudited net asset value of Interests tendered by the investor and accepted by the Fund.

     The Initial and Contingent Payments will be credited directly to the tendering investor's investment management or custody account with BNY Mellon Wealth Management ("BMWM"), if such investor has a BMWM investment management or custody account. Payments credited directly to investment management or custody accounts will be subject upon withdrawal from such accounts to any fees that BMWM would customarily assess upon the withdrawal of cash from such investment management or custody account. If such investor does not have a BMWM investment management or custody account, the payments will be sent directly to its mailing address as listed in the Fund's records, unless such investor advises the Fund in writing of a change in its mailing address.

     The Fund expects that the purchase price for Interests acquired pursuant to the Offer to Purchase, which will not exceed $35,000,000 (unless the Fund elects, in its sole and absolute discretion, to purchase a greater amount), will be derived from: (1) cash on hand; (2) withdrawal of capital from the investment funds in which the Fund invests; (3) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or
     (4) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Notes as described above. Neither the Fund nor the Adviser nor Directors have determined at this time to borrow funds to purchase Interests in connection with the Offer to Purchase. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price. No borrowing facilities have been entered into to date.

7. CERTAIN CONDITIONS OF THE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying investors of such extension. If the Fund elects to extend the tender period for any reason, for the purpose of determining the purchase price for tendered Interests, the estimated net asset value of such Interests will be determined as of the Valuation Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation, not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify investors.

     The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the Directors' judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse affect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated net asset value of the Fund from the estimated net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its investors if Interests tendered pursuant to the Offer were purchased; or (c) the independent Directors of the Fund determine that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer. If conditions qualifying as war or armed hostilities as expressed in Section 7(b)(v) above occur (and, at present, the Fund does not believe these conditions exist), and the Directors waive the Fund's rights under Section 7, they will determine whether such waiver constitutes a material change to the Offer. If they determine that it does, the Offer will remain open for at least five business days following the waiver and investors will be notified of this occurrence.

8. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The principal executive office of the Fund is located at One Boston Place, Boston, MA 02108 and the telephone number is (877) 257-0004. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement. The Fund's Directors are Robert M. Bowen, Robert J. Dwyer, Carla D. Hunter, Newton P.S. Merrill, Arthur Williams III and Rodney S. Yanker. Their address is c/o The Bank of New York, One Wall Street, New York, New York 10286. The Officers of the Fund are Stephen M. Anderson, Katherine Cain, Anthony J. Mastrocola, Joseph Murphy, Ridgway H. Powell and Peter M. Sullivan. The address of the Officers is c/o Mellon Optima L/S Strategy Fund, LLC at One Boston Place, Boston, MA 02108.

     The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests from time to time in the discretion of the Fund) or the disposition of Interests, other than as disclosed in the Confidential Memorandum; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the Adviser of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors of the Fund or to change any material term of the investment advisory arrangements with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the
     Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

     Other than the acceptance of subscriptions for Interests on February 1, 2009 and March 1, 2009 there have been, no transactions involving the Interests that were effected during the past 60 days by the Fund, the Adviser of the Fund, the Directors or any person controlling the Fund or controlling the Adviser.

     Based on February 27, 2009 estimated values, there were no persons that may be deemed to control the Fund, may control a person that controls the Fund and/or may be controlled by a person controlling the Fund, that hold Interests.

9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from investors pursuant to the Offer. Investors should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.


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

     An investor who tenders its Interest to the Fund (and whose entire Interest is accepted) for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such investor (consisting of the Cash Payment and the principal payment under the Note) and such investor's adjusted tax basis in its Interest. Gain, if any, will be recognized by a tendering investor only as and after the total proceeds received by such investor exceed the investor's adjusted tax basis in its Interest. A loss, if any, may be recognized after the tendering investor has received payment under the Note. This capital gain or loss will be short-term or long-term depending upon the investor's holding period for its Interest at the time the gain or loss is recognized. Treasury Regulations provide that an investor will have a divided (that is, fragmented) holding period for its interest if the investor makes contributions to the Fund at different times. Under the Treasury Regulations, each time the investor makes a contribution to the Fund, the investor will have a new holding period for that portion of its Interest determined by a fraction, the numerator of which is the amount of the contribution and the denominator of which is the investor's capital account immediately after the contribution. Certain cash contributions, if made within one year of a liquidating distribution, can be netted against the distribution. If the investor recognizes capital gain or loss in connection with a complete withdrawal from the Fund, the gain or loss is divided between long-term and short-term capital gain or loss in the same proportions as the holding period of the Interest is divided between the portion of the Interest held for more than one year and the portion of the Interest held for one year or less. Interest on the Notes is taxable to a tendering investor receiving such Notes at the time the Fund becomes entitled to a deduction for the Interest under the Fund's method of accounting. A tendering investor will recognize ordinary income to the extent such investor's allocable share of the Fund's "unrealized receivables" exceeds the investor's share of the basis in such unrealized receivables, as determined pursuant to the Treasury Regulations. For these purposes, accrued but untaxed market discount if any, on debt securities held by the Fund will be treated as an unrealized receivable with respect to the tendering investor. An Investor tendering less than its entire Interest will recognize gain only to the extent that the amount of the distribution exceeds such Investor's adjusted tax basis in its Interest and will not be entitled to any loss.

     If an investor recognizes a loss in an amount greater than $250,000 upon the tender of its entire Interest to the Fund for repurchase, the Fund may be required, under Section 734 of the Internal Revenue Code, to reduce the tax basis of its property by the amount of the loss recognized by the tendering investor.

     Pursuant to the authority granted to it under the LLC Agreement, the Adviser intends to specially allocate items of Fund capital gain (loss), including short-term capital gain (loss), to a withdrawing investor to the extent its liquidating distribution would otherwise be greater than (less than) its adjusted tax basis in its Interest. Such a special allocation of gain may result in the withdrawing investor recognizing capital gain, which may include short-term gain, in the investor's last taxable year in the Fund, thereby potentially reducing the amount of any long-term capital gain that, absent the special allocation, would otherwise have been recognized during the tax year in which the investor receives its liquidating distribution upon withdrawal.

10. TREASURY REGULATIONS. Treasury Regulations require taxpayers that participate in "reportable transactions" to disclose such participation to the Internal Revenue Service (the "Service") (by attaching Form 8886 to their tax returns and filing a copy of that Form with the IRS Office of Tax Shelter Analysis) and comply with certain document retention requirements. In addition, certain organizers and sellers of such a transaction are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the Service upon demand. A transaction may be a "reportable transaction" based on any of several criteria, one or more of which may be present with respect to an investment in or by the Fund or the tender of Interests. Although these regulations are directed towards "tax shelters," they are quite broad and may encompass transactions that typically would not be considered "tax shelters." Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the Fund and any tender of Interests and should be aware that the Fund (and perhaps other participants in the transaction) intends to comply with the disclosure and investor list maintenance requirements to the extent the Fund determines them to apply with respect to this transaction and/or its investments.

     Notwithstanding any other provision or statement in any offering document of the Fund (including the Investor Application Form, the Confidential Memorandum and the LLC Agreement), an investor (and each employee, representative or other agent of the Investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund, the offering of its interests and this Offer and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

11. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

     The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting MHA at the address and phone number set forth on page 1 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.


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